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                                   EXHIBIT 99
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                        Press Release Dated May 16, 1996

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                 [COMMERCIAL FEDERAL LETTERHEAD APPEARS HERE]

Date:       May 16, 1996

Contact:    Stan R. Blakey
            Vice President and Director of Investor Relations
            (402) 390-6553

FOR IMMEDIATE RELEASE
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        Omaha, Nebraska (May 16, 1996)--Commercial Federal Corporation today announced that it has entered into a definitive agreement to acquire Heritage Financial Ltd., parent company of Hawkeye Federal Savings Bank, headquartered in Boone, Iowa. Following the acquisition, the parties intend that Hawkeye Federal will be merged with and into Commercial Federal Bank, a wholly-owned subsidiary of Commercial Federal Corporation.

        In this transaction, Commercial Federal will acquire, through a tax-free reorganization, the 180,762 outstanding shares of Heritage Financial's common stock in exchange for merger consideration consisting of approximately 84 percent stock and 16 percent cash. Based on Commercial Federal's closing stock price on May 15, 1996, the transaction has an aggregate value of approximately $21.1 million, or $116.50 per share. The final exchange ratio for the stock consideration to be received by Heritage shareholders will be determined by the average closing price of Commercial Federal common stock during a 20 consecutive trading day period prior to closing. Additional cash consideration may be paid to Heritage Financial shareholders pending the disposition of an impaired asset.

        Hawkeye Federal operates six offices (Boone, Carroll, Ogden, Lake City, Madrid and
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Manning) in central Iowa. Hawkeye Federal has assets of approximately $185.8 million, deposits of approximately $160.1 million and stockholders' equity of approximately $13.5 million.

        "This acquisition further enhances Commercial Federal's five-state retail franchise and our future earnings potential. The transaction will benefit the customers and shareholders of both institutions," said William A. Fitzgerald, chairman of the board and chief executive officer of Commercial Federal.

        The purchase, which is subject to regulatory approvals, Heritage Financial's shareholders' approval and other conditions, is expected to close during October 1996.

        Commercial Federal is being represented in this transaction by Merrill Lynch, while Heritage Financial is being represented by Hovde Financial.

        Since October 1993, Commercial Federal will have acquired 56 offices and approximately $1.8 billion in deposits through seven separate acquisitions in Nebraska, Oklahoma, Kansas and Iowa.

        Commercial Federal Corporation is the parent company of Commercial Federal Bank, which currently operates 98 branches in Nebraska (34), Colorado
(20), Oklahoma (19), Kansas (24) and Iowa (1). In addition to retail banking, Commercial Federal operations include mortgage banking, consumer financing, insurance and stock brokerage.

        As of March 31, 1996, Commercial Federal had assets of approximately $6.6 billion and deposits of approximately $4.3 billion. Commercial Federal Corporation common shares are traded on the New York Stock Exchange under the symbol "CFB."